Exhibit 99.(a)(1)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “OPTIMIZE SERIES TRUST”, FILED IN THIS OFFICE ON THE THIRTY- FIRST DAY OF DECEMBER, A.D. 2024, AT 1:16 O`CLOCK P.M.

10052457 8100	Authentication: 202605946
SR# 20244654560	Date: 01-02-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations
Delivered 01:16 PM 12/31/2024 FILED 01:16 PM 12/31/2024
SR 20244654560 - File Number 10052457	STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First:            The name of the statutory trust is as follows: Optimize Series Trust.

Second:       The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

The Corporation Trust Company
Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801
New Castle County

Third:           The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-1et seq.).

Fourth:        The Agreement and Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interest in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separate (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Agreement and Declaration of Trust, all debts, obligations, expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the sole Trustee of the Trust named below does hereby execute this Certificate of Trust as of the 31st day of December, 2024.

By:	/s/ Matthew J. McGrath
Name:	Matthew J. McGrath
Title:	Trustee

Certificate of Trust – Optimize Series Trust